KBF POLLUTION MANAGEMENT, INC.
                                                               One Jasper Street
                                                      Paterson, New Jersey 07522
                                                     800.366.1426   973.942.7700
                                                                Fax 973.942.7527
                                                                 www.kbf-pmi.com

    KBF Pollution Management Announces Second Quarter 2003 Financial Results

Paterson,  New Jersey, August 26, 2003 - KBF Pollution Management,  Inc. (OTCBB:
KBFP) ("KBF"), a premier waste recovery company that recycles and mines commodities from industrial wastes with green technologies, today announced its financial results for the second quarter ended June 30, 2003.

Total revenue increased 281 percent in the current second quarter to $3.1 million from approximately $806,000 for the same period in the previous year. The increase was primarily the result of the Company's recent acquisitions completed during the quarter, and include two months of consolidated operations. The Company's second quarter revenue was also favorably impacted by operational synergies developed after completion of these acquisitions. The Company intends to further exploit these combined market opportunities to fuel long-term growth under the Veridium brand, following its planned consolidation of the Company and its recent acquisitions into Veridium Corporation in September 2003.

Total cost of revenue for the three months ended June 30, 2003 increased to $2.3 million, which include non-recurring costs associated with the integration of the Company's various acquisitions completed during the period. This compares to $688,000 for the same period in 2002. The Company's gross profit margin increased to 24% as compared to 15% from the same period in 2002. The increase in gross profit is attributable to the traditionally higher gross margins associated with the businesses acquired during the period as compared to the Company's pre-acquisition recycling operations, which have been historically administered at or near their break-even volumes. The Company's GAAP net loss for the current second quarter was $860,000 as compared to $296,000 for the same period in 2002. The increased loss was principally attributable to expenses related to the Company's recent acquisitions.

The Company's aggregate general and administrative, selling and research and development expenses for the three months ended June 30, 2003 increased to approximately $1.2 million as compared to approximately $392,000 for the same period in 2002. Included in these increases are non-recurring expenses associated with the integration of the Company's various acquisitions completed during the period and the rationalization of the Company's combined new operations. The Company anticipates that these expenses will increase in the short term and then decline, as a percentage of total revenue, as the Company completes its corporate restructuring plan, the integration of its various acquisitions, and normalizes its selling expenses for its new expanded operations. The Company additionally reported accounts receivable of $3.2 million as of June 30, 2003, the average day sales outstanding of which was under 60 days. The increase reflects the addition of the assets of the acquisitions completed during the second quarter.

Business  Outlook

Kevin Kreisler, the Company's president and chief executive officer, remarked, "Our management team expects the Company's loss to decrease and reach profitability as we complete the integration of our acquired operations and the benefits of these acquisitions impact revenue. We intend to develop our market organically and acquisitively with a focus on maximizing gross margin and achieving positive results." Mr. Kreisler continued, "The acquisitions have not only improved our revenue stream, but also added highly experienced professionals to our management team. As we consolidate our strengths under Veridium Corporation with the completion of our upcoming merger, we expect to combine our industry knowledge and our proprietary green technologies to further penetrate the market."

Upon completion of the Company's merger with its wholly owned subsidiary, Veridium Corporation, the Company will establish itself as a premier environmental services provider that uses state-of-the-art green technologies to recycle and mine commodities from industrial hazardous wastes. The Company's Form 10-QSB for the second quarter ended June 30, 2003 is available online at www.kbf-pmi.com.

The Company additionally disclosed that its recent acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing, Inc. is subject to rescission by the Company due to the failure by Vulcan to deliver compliant assets under the terms of the relevant asset purchase agreements, and is the subject of an action filed in August 2003 for breach of contract.

About Veridium Corporation

Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state of the art green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium's patented and proprietary technologies allow it to offer a much broader array of competitively priced industrial hazardous waste recycling services than any other recycling service provider in existence. The Company expects to complete its merger with Veridium in September 2003. Veridium is currently a wholly-owned subsidiary of KBF Pollution Management, Inc.

Veridium's mission is to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling, reusing and mining all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner. More information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or the Company's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with KBF's business can be found in its Annual Report on Form 10-KSB for the year ended December 31, 2002, and other periodic filings with the SEC. KBF Pollution Management, Inc. trades on the over the counter bulletin board maintained by the NASD under the symbol "KBFP."

For more information, please contact:
Corporate Relations                         Investor Relations:
KBF Pollution Management, Inc.              Joe Zappulla
Phone:   800-366-1426                       Wall Street Investor Relations Corp.
Fax:     973-942-7527                       212-714-2445
investorrelations@kbf-pmi.com               jzappulla@wallstreetir.com
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